UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 10, 2005

Teleglobe International Holdings Ltd

(Exact name of registrant as specified in its charter)

Bermuda	000-50780	98-0417192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 1154, 10 Queen Street, Hamilton, Bermuda	HM EX
(Address of principal executive offices)	(Zip Code)

(441) 296-4856

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following conditions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

ITEM 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below for a description of the material terms of the offer letters entered into between Teleglobe International

Holdings Ltd (the “Company”) and Pierre Duhamel and Teleglobe Canada ULC, an indirect subsidiary of the Company, and Mr.

Duhamel.

Section 5 - Corporate Governance and Management

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pierre Duhamel was appointed Executive Vice President and Chief Financial Officer of the Company, effective January 10, 2005. Before joining the Company, Mr. Duhamel, 49, was a consultant for Dundee Wealth Management Inc. from January 2004 to May 2004. From May 2000 to December 2003, Mr. Duhamel served as Managing Director of Cartier Capital Limited Partnership, a venture capital partnership operating in the financial services sector. Prior to joining Cartier Capital, Mr. Duhamel was Vice-President and Controller at Imasco Limited, a North American consumer products and services conglomerate, from 1998-2000. Mr. Duhamel joined Imasco in 1984 as Assistant Treasurer and held positions of increasing responsibility at Imasco, including Vice-President Corporate Finance of the parent company and Vice-President and Chief Financial Officer and Vice-President and Controller of Imperial Tobacco, a subsidiary company.

In connection with Mr. Duhamel’s appointment as Executive Vice President and Chief Financial Officer, the Company and Teleglobe Canada ULC issued to Mr. Duhamel offer letters, which Mr. Duhamel signed his acceptance of both offer letters. The offer letter with the Company provides an initial base salary of CAD $40,000 per annum and a target bonus of 100 percent of his base salary. Upon termination of Mr. Duhamel without “cause” (as defined in the offer letter), Mr. Duhamel would be entitled to a severance payment equal to his base salary for twelve months and his target bonus, which is 100 percent of his base salary. The offer letter with Teleglobe Canada ULC provides for base salary compensation of CAD $330,000 per annum, a target bonus of 100 percent of his base salary, as well as standard employee benefits. In addition, Mr. Duhamel will receive options to purchase 120,000 shares of the Company’s common stock vesting over a three-year period upon approval of the Compensation Committee of the Board. Upon Mr. Duhamel’s termination without “cause” or resignation in the event of a “change of control” (each as defined in the offer letter), Mr. Duhamel would be entitled to a severance payment equal to his base salary for twelve months and his target bonus, which is 100 percent of his base salary.

Effective January 10, 2005, the Company appointed Richard Willett Executive Vice President and Chief Operating Officer of the Company. From March 26, 2004 until January 9, 2005, Mr. Willett served as Chief Financial Officer and Executive Vice President of the Company. From June 1, 2003 until January 9, 2005, Mr. Willett served as Chief Financial Officer and Vice President of Operations of Teleglobe American Inc. and Teleglobe Canada ULC. He also served as a consultant to Cerberus Capital Management, L.P. with respect to the acquisition of Teleglobe’s predecessor’s core telecommunications businesses from October 2002 until May 2003. Previously, Mr. Willett served as Manager of Financial Planning and Analysis for GE ERC from June 2002 to September 2002, as CFO for GE Superabrasives, Inc. from December 2000 to June 2002, as an Executive Audit Manager for various units of GE Capital Services from 1999 to 2000, as an Internal Auditor on GE’s corporate internal audit staff from 1995 to 1999, and various engineering and product management roles in GE Plastics from 1991 to 1994.

A copy of the press release regarding the above referenced events issued by the Company on January 11, 2005 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits.
99.1	Press release of the Company, dated January 11, 2005, announcing the appointment of Richard Willett as Executive Vice President and Chief Operating Officer and Pierre Duhamel as Executive Vice President and Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELEGLOBE INTERNATIONAL HOLDINGS LTD

By:	/s/ Michael C. Wu
Name:	Michael C. Wu
Title:	Vice President and General Counsel of Teleglobe International Holdings Ltd

Date: January 11, 2005

EXHIBIT INDEX

Exhibit 99.1	Press release of the Company, dated January 11, 2005, announcing the appointment of Richard Willett as Executive Vice President and Chief Operating Officer and Pierre Duhamel as Executive Vice President and Chief Financial Officer.